Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

1750Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Multimanager Core Bond Portfolio (AXA-VIP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series C Portfolio (BATSC) BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi-Asset Income - Global IG Corporates (BR-INC-IGD) Strategic Income Opportunities Fund (BR-SIP)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF) BlackRock Total Return Portfolio (Ins - Series) (BVA-TR) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active) (PRU-AA-CAB)


The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
06-30-2014

Security Type:
BND/CORP


Issuer
The Goldman Sachs Group, Inc. (2044)

Selling Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Goldman, Sachs & Co., Banco de Brasil Securities
LLC, BB&T Capital Markets, a division of BB&T
Securities, BMO Capital Markets Corp., BNY Mellon
Capital Markets, LLC, Capital One Securities,
Inc., Mizuho Securities USA Inc., PNC Capital
Markets LLC, RBC Capital Markets, LLC, SMBC Nikko
Securities America, Inc., SunTrust Robinson
Humphrey, Inc., U.S. Bancorp Investments, Inc.,
Drexel Hamilton, LLC, Loop Capital Markets LLC,
Mischler Financial Group, Inc., The Williams
Capital Group, L.P.

Transaction Details

Date of Purchase
06-30-2014


Purchase Price/Share
(per share / % of par)
$99.512

Total Commission, Spread or Profit
0.875%


1.	Aggregate Principal Amount Purchased (a+b)
$166,075,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$32,375,000

b. Other BlackRock Clients
$133,700,000

2.	Aggregate Principal Amount of Offering
$1,750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0949

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date: 07-03-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 07-03-2014

Global Syndicate Team Member